Exhibit 6.2

AMENDED & RESTATED INTERCOMPANY REVOLVING CREDIT AGREEMENT

THIS AMENDED & RESTATED INTERCOMPANY REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of February 1, 2022 (the “Effective Date”), between OpenDeal Inc., a Delaware corporation (“OpenDeal Parent”), and Fig Publishing, Inc., a Delaware corporation (“Fig). Each of OpenDeal Parent and Fig may be referred to as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, OpenDeal Parent is the sole common stock holder of Fig;

WHEREAS, Fig provides funds to video game developers in order to publish their products in return for the rights to revenues from the sale of such products;

WHEREAS, from time to time, OpenDeal Parent desires to provide, and Fig desires to accept, funds to support the liquidity and working capital needs of Fig as of one of its wholly owned subsidiaries;

WHEREAS, OpenDeal Parent and Fig enter into an initial Intercompany Revolving Credit Agreement as of October 1, 2020 (the “Original Agreement”); and

WHEREAS, OpenDeal Parent and Fig wish to amend and restate the Original Agremeent in its entirety by entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

A.	Intercompany Loans. On and after the date of this Agreement, Fig may borrow (becoming the “Borrower”), repay and reborrow hereunder from time to time and at any time, and OpenDeal Parent (such party being the “Lender”) shall be obligated to make loans to Borrow (or upon Borrower’s instructions, directly pay to third parties on behalf of Borrower) (“Loans”), subject to the terms and conditions of this Agreement, up to a maximum amount outstanding at any time equal to $1,500,000.000 (the “Borrowing Limit”). The Borrower shall pay interest at a rate equal to: (i) 2.00%, for the period beginning on the Effective Date and ending on December 31, 2022, and (ii) the short term applicable federal rate promulgated by the US Internal Revenue Service effective on the first day of the first month of each subsequent year that the Loan is outstanding thereafter, until the Maturity Date. Interest shall accrue, compounded annually (computed on the basis of a 365-day year for the actual number of days elapsed), on the unpaid principal amount hereof, until the entire principal amount and all accrued interest has been paid in full. Interest shall be payable annually, within thirty (30) calendar days of the last business day of each calendar year or, at the election of Borrower, may be deferred and added to the principal amount. For the avoidance of doubt, any indebtedness outstanding, between the Parties, as of the date hereof shall constitute Loans under this Agreement and shall be subject to the terms and conditions set forth herein. Loans may, but need not, be tracked in Annex A hereto, as amended.

B.	Repayment. A Borrower may repay at any time any and all outstanding Loans without penalty. At the Maturity Date, a Borrower shall be obligated to repay in full the entire amount due and owing under this Agreement. The Parties shall use their reasonable efforts to timely and effectively coordinate the repayment and reborrowing of Loans in accordance with this Agreement, so as not to hinder the operations of either company.

C.	Subordination. Upon request by a Borrower at any time, Lender will confirm in writing any subordination to the claims of any third-party lender or creditor to .

D.	Term of Agreement. The term of this Agreement shall commence on the date of this Agreement and shall continue until the three-year anniversary of the date of this Agreement unless terminated earlier pursuant to Section E below or extended by the mutual agreement of the Parties (the “Maturity Date”).

E.	Termination. Either Party shall have the right to terminate this Agreement upon the occurrence of any material breach of this Agreement by the other party that is not cured within thirty (30) days after receipt of written notice of such breach from the other party. Notwithstanding the foregoing, the Parties may terminate this Agreement by mutual consent memorialized in a writing duly executed by both Fig and OpenDeal Parent.

F.	Miscellaneous. The terms set forth in Schedule A attached hereto are incorporated by reference herein and shall apply to this Agreement as if fully set forth in this Section F.

IN WITNESS WHEREOF, Fig and OpenDeal Parent have caused this Agreement to be executed on the date and year first above written.

OpenDeal Inc.
a Delaware corporation

By:	/s/ Kendrick Nguyen
Name:	Kendrick Nguyen
Title:	Chief Executive Officer

Fig Publishing, Inc.
a Delaware corporation

By:	/s/ Chuck Pettid
Name:	Lee Charles (Chuck) Pettid
Title:	President

SCHEDULE A (Terms)

The term “Agreement” shall refer to the agreement to which this Schedule A is attached. Other capitalized terms used in this Schedule and not defined in this Schedule, shall have the meanings ascribed thereto in the Agreement. To the extent that there is any conflict between any provision of this Schedule and any provision set forth in the body of the Agreement, the provision set forth in the body of the Agreement shall control.

A.	Governing Law. The internal laws of the State of New York (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of, relating to, or in connection with the Agreement, unless expressly provided otherwise in the Agreement.

B.	Jurisdiction and Forum Selection. The Parties hereby expressly and irrevocably (a) agree that any suit, action, proceeding or dispute arising out of, relating to, or in connection with the Agreement (the “Litigation”) shall be brought in and only in the state or federal courts located in the City of New York, the State of New York, (b) consent and submit to the exclusive jurisdiction and venue of the state or federal courts located in the City of New York, the State of New York for the Litigation, (c) waive any claim or defense of lack of personal jurisdiction and of inconvenient forum or venue, (d) consent that any process or notice of motion or other application to the court or judge thereof, may be served outside the State of Delaware by registered mail, by personal service, or by any other manner prescribed by law, and (e) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

C.	Notices. Each Party giving any notice (a “Notice”) required or permitted under the Agreement will give the Notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Schedule: (a) by telephone; or (b) in writing (which includes means of electronic transmission). Any Notice shall be effective: (1) in the case of hand-delivery, when delivered; (2) if given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested; (3) in the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next day on which the party receiving the notice is open for business by hand delivery, a electronic transmission, or overnight courier delivery of a confirmatory notice (received at or before noon on such next business day); (4) in the case of electronic transmission, when actually received; and (5) if given by any other means (including by overnight courier), when actually received. Until further notice, as provided above, addresses for Notices shall be:

If to Fig:

Fig Publishing, Inc.

149 Fifth Avenue

New York, NY 10010

If to OpenDeal Parent:

OpenDeal, Inc.

149 Fifth Avenue

New York, NY 10010

D.	Binding Effect and Assignment. The Agreement binds and benefits the Parties and their respective successors and assigns. No party may assign any of its rights or delegate any of its obligations under the Agreement (an “Assignment”) without the written consent of the other party, provided that: (i) OpenDeal Parent may, in its sole discretion and without the prior written consent of Fig, assign all or any portion of its rights and/or delegate its obligations, in each case, under this Agreement to one or more of OpenDeal Parent’s affiliates and (ii) Fig may assign its obligations to a successor entity following a reorganization, recapitalization, conversion of entity type, or similar transaction so long as such successor entity directly owns all the assets and is subject to all the liabilities of Fig.

E.	Severability. If any provision of the Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of the Agreement shall remain in full force.

F.	Entire Agreement. The Agreement constitutes the final agreement between the Parties and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein and therein.

G.	Counterparts. The Parties may execute the Agreement in separate counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of the Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or e-mail transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

H.	Amendment. The Parties may amend the Agreement only by a written agreement signed by each of the Parties that identifies itself as an amendment to the Agreement.

I.	Waiver. No course of dealing and no delay or failure of any party in exercising any right, power, remedy or privilege under the Agreement shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Parties under the Agreement are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permission, consent or approval of any kind or character on the part of any party of any breach or default under the Agreement or any such waiver of any provision or condition of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

J.	Authority. Each of the Parties represents to the other Parties that (a) it has the corporate or other requisite power and authority to execute, deliver and perform the Agreement, (b) the execution, delivery and performance of the Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered the Agreement, and (d) the Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

K.	Construction of Agreement.

a.	Any reference in the Agreement to the singular includes the plural where appropriate. Any reference in the Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate.

b.	Any captions, titles and headings, included in the Agreement are for convenience only, and do not affect the Agreement’s construction or interpretation. When a reference is made in the Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, the Agreement unless otherwise indicated.

c.	Language used in the Agreement is and shall be deemed language mutually chosen by the Parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.

d.	The Agreement is for the sole benefit of the Parties hereto and does not, and is not intended to, confer any rights or remedies in favor of any other person or entity other than the Parties signing the Agreement.

e.	The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

f.	Unless otherwise expressly specified, all references in the Agreement to “dollars” or “$” means United States Dollars.

The Remainder of this Schedule A is Intentionally Blank

ANNEX A (Loans)